UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 17, 2016

THE MACERICH COMPANY

(Exact Name of Registrant as Specified in Charter)

MARYLAND	1-12504	95-4448705
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

401 Wilshire Boulevard, Suite 700, Santa Monica, California	90401
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code  (310) 394-6000

N/A

(Former Name or Former Address, if Changed Since Last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

On February 17, 2016, The Macerich Company (the “Company”) entered into an accelerated share repurchase (“ASR”) agreement with one if its investment banks. Under the terms of the ASR agreement, the Company agreed to repurchase $400 million of its outstanding common stock, with an aggregate initial delivery of approximately 4.2 million shares, representing approximately 80% of the total value of the transaction based on current market prices. The final number of shares of the Company’s common stock to be repurchased will be based on the volume-weighted average share price of the Company’s common stock during the term of the ASR, minus a discount. The final settlement of the transactions under the ASR agreement is expected to occur within two months.

The Company is funding the ASR with cash proceeds generated from the recent sale of joint venture interests in four malls and related refinancings.  The ASR is being executed as part of an authorization by the Company’s Board of Directors to repurchase up to $1.2 billion of the Company’s outstanding common stock, announced on September 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, The Macerich Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MACERICH COMPANY

By: THOMAS J. LEANSE

February 17, 2016	/s/ Thomas J. Leanse
Date	Senior Executive Vice President,
Chief Legal Officer and Secretary